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Exhibit 22.1

SUBSIDIARIES OF REGISTRANT

Entity	State of Incorporation
Geokinetics Holdings, Inc.	Delaware
Grant Geophysical, Inc.	Delaware
Quantum Geophysical, Inc.	Texas
Geophysical Development Corporation	Texas
Geokinetics Exploration Inc. formerly known as Trace Energy Services Ltd.	Alberta, Canada

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  Exhibit 22.1
SUBSIDIARIES OF REGISTRANT